Exhibit 10.33

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [      , 2012] by and among Vantiv, Inc., a Delaware corporation (“Vantiv”), Fifth Third Bank, a bank chartered under the laws of the State of Ohio (“Fifth Third Bank”), FTPS Partners, LLC, a Delaware limited liability company (“FTPS” and, collectively with Fifth Third Bank, “Fifth Third”), Advent Stockholders (“Advent”), JPDN Enterprises LLC, a Delaware limited liability company (“JPDN” and together with Advent and Fifth Third, the “Existing Investors”), and Advent International Corporation, a Delaware corporation (“AIC” or the “Existing Investors’ Representative”).

WHEREAS, Fifth Third, JPDN, and Vantiv hold all the equity units of Vantiv Holding, LLC, a Delaware limited liability company (“Holding”) and a warrant (as amended from time to time in accordance with its terms, and any new warrants issued for all or any part of such warrant, the “Warrant”) which entitles its holder to acquire [  ] Class C Non-Voting Units of Holding;

WHEREAS, on November 9, 2011, Vantiv filed that certain Form S-1 Registration Statement under the Securities Act of 1933, as amended (the “Registration Statement”) indicating its intention to offer [   ] shares of its Class A Common Stock to the public in an initial public offering (the “IPO”);

WHEREAS, prior to the IPO, Advent owned all the Class A Common Stock;

WHEREAS, Holding holds 100% of the stock in NPC Group, Inc. (“NPC”);

WHEREAS, NPC has generated prior to the IPO net operating losses, capital losses, charitable deductions, AMT credit carryforwards (including AMT credits that arise after the IPO as a result of limitations on the use of net operating losses under the AMT) and tax amortization of Section 197 intangible assets that NPC will be entitled to use after the IPO (collectively the “Pre-IPO NOLs”);

WHEREAS, if utilized, the Pre-IPO NOLs will reduce the actual liability for Taxes (as defined herein) that NPC might otherwise be required to pay;

WHEREAS, subject to the completion of the IPO, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Pre-IPO NOLs on the actual liability for Covered Taxes of NPC.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions.  As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accounting Firm” means, as of any time, the accounting firm that prepares the Federal income Tax Returns of NPC, so long as such firm is nationally recognized as being expert in Tax matters.

“Additional TRA” is defined in Section 3.01(b) of this Agreement.

“Advent” is defined in the preamble.

“Advent Stockholders” means collectively, Advent International GPE VI Limited Partnership, GPE VI FT Co-Investment Limited Partnership, Advent International GPE VI-A Limited Partnership, Advent International GPE VI-B Limited Partnership, Advent International GPE VI-C Limited Partnership, Advent International GPE VI-D Limited Partnership, Advent International GPE VI-E Limited Partnership, Advent International GPE VI-F Limited Partnership, Advent International GPE VI-G Limited Partnership, Advent Partners GPE VI 2008 Limited Partnership, Advent Partners GPE VI 2009 Limited Partnership, Advent Partners GPE VI-A Limited Partnership, Gary Lee Patsley Retained Annuity Trust No.1, and Pamela H. Patsley Retained Annuity Trust No. 1.

“Agreed Rate” means for any day, a rate per annum equal to the [Prime Rate] in effect on such day plus [2%] per annum.

“Agreement” is defined in the preamble.

“Amended LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of Holding, by and among Vantiv, Fifth Third Bank, FTPS and Holding, dated the date [hereof], as amended from time to time in accordance with its terms.

“Applicable Treasury Rate” means a rate equal to the yield to maturity as of the date an Early Termination Notice is delivered of United States Treasury securities with a constant maturity (the “Applicable Maturity”) (as compiled and published in the most recent Federal Reserve Statistical Release H 15 (519)) equal to (a) if such Early Termination Notice is delivered prior to the fifth anniversary of the Closing Date, 10 years, (b) if such Early Termination Notice is delivered on or after the fifth anniversary of the Closing Date but prior to the fifteenth anniversary of the Closing Date, the number of years from the date such Early Termination Notice is delivered through the fifteenth anniversary of the Closing Date, or (c) if such Early Termination Notice is delivered on or after the fifteenth anniversary of the Closing Date, two years.  If there are no United

States Treasury securities with a constant maturity equal to the Applicable Maturity, the yield to maturity shall be interpolated from the United States Treasury securities with constant maturities that are most nearly longer than and shorter than the Applicable Maturity.

“Audit Committee” means the audit committee of Vantiv.

“Bankruptcy Code” means Title 11 of the United States Code.

“Business Day” means any day of the year other than a Saturday, a Sunday or any other day on which banking institutions in Ohio are required or authorized by law to close.

“Change Notice” is defined in Section 4.01 of this Agreement.

“Change of Control” has the same meaning as the term “Change of Control” as defined in the Loan Agreement.

“Class A Common Stock” means the issued and outstanding Class A Common Stock, par value $0.01 per share, of Vantiv.

“Code” means the Internal Revenue Code of 1986, as amended.

“Covered Taxable Year” means any Taxable Year of NPC ending on or after the IPO Date and on or before the end of the first Taxable Year ending after all Pre-IPO NOLs have either been utilized or have expired.

“Covered Tax Benefits” for any Covered Taxable Year means 85% of the Realized Tax Benefits (defined below).

“Covered Tax Detriments” for any Covered Taxable Year means 85% of the Realized Tax Detriment (defined below).

“Covered Taxes” means Federal Income Taxes and state, local and foreign income and franchise Taxes.

“Default Rate” means LIBOR plus [500] basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local or foreign income or franchise Tax law, as applicable; provided, however that such term shall be deemed to include any settlement as to which the Existing Investors’ Representative has consented pursuant to Section 7.01.

“Early Termination Notice” is defined in Section 5.02 of this Agreement.

“Early Termination Payment” is defined in Section 5.01 of this Agreement.

“Early Termination Rate” means the [Applicable Treasury Rate].

“Excess Payment” is defined in Section 3.03(a) of this Agreement.

“Existing Investors” is defined in the preamble.

“Existing Investors’ Representative” is defined in the preamble.

“Existing Investors’ Sharing Percentage” shall mean those percentages as set forth in Section 3.01(a) of this Agreement.

“Federal Income Tax” means any tax imposed under Subtitle A of the Code or any other provision of U.S. Federal income tax law (including, without limitation, the taxes imposed by Sections 1, 11, 55, 59A, and 1201(a) of the Code), and any interest, additions to tax or penalties applicable or related to such tax.

“Fifth Third” is defined in the preamble.

“Fifth Third Bank” is defined in the preamble.

“FTPS” is defined in the preamble.

“Governmental Entity” means any federal, state, local, provincial or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign.

“Holding” is defined in the recitals.

“Hypothetical Tax Liability” means, with respect to any Covered Taxable Year, the liability for Covered Taxes of NPC using the same methods, elections, conventions and similar practices used on NPC’s actual Tax Returns but excluding any Pre-IPO NOLs.

“IPO” is defined in the recitals.

“IPO Date” means [      , 2012].

“IRS” means the U.S. Internal Revenue Service.

“JPDN” is defined in the preamble.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two calendar days prior to the first day of such month, on Reuters Screen LIBOR01 Page (or if such screen shall cease to be publicly available, as reported by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such month (or portion thereof).

“Loan Agreement” means that certain Loan Agreement among Vantiv, LLC, a Delaware limited liability company, as Borrower, Various Lenders and various other parties defined therein, Dated as of [March] [•], 2012, as may be amended, modified, replaced or refinanced from time to time (unless otherwise indicated).

“National Expert” is defined in Section 8.09 of this Agreement.

“NPC” is defined in the recitals.

“Objecting Existing Investor” is defined in Section 2.01(d) of this Agreement.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a Government Entity, a trust or other entity or organization.

“Pre-IPO NOLs” is defined in the recitals.

“Prime Rate” shall mean the rate of interest per annum announced from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective as of the opening of business on the date such change is announced as being effective.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“Proceeding” is defined in Section 8.08 of this Agreement.

“Proposed Early Termination Payment” is defined in Section 5.02 of this Agreement.

“Realized Tax Benefit” means, for a Covered Taxable Year, the excess, if any of the actual liability for Covered Taxes of NPC for such Covered Taxable Year over the Hypothetical Tax Liability for such Covered Taxable Year using a “with and without” methodology. If all or a portion of the actual tax liability for Covered Taxes for the Covered Taxable Year arises as a result of an audit by a Taxing Authority of any Covered Taxable Year, such liability shall not be included in determining the Realized Tax Benefit or Realized Tax Detriment unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Covered Taxable Year, the excess, if any, of the Hypothetical Tax Liability for such Covered Taxable Year over the actual liability for Covered Taxes of NPC for such Covered Taxable Year over using a “with and without” methodology. To the extent permitted by law, any amount paid pursuant to this Agreement shall be taken into account in computing the Realized Tax Detriment.  If all or a portion of the actual tax liability for Covered Taxes for the Covered Taxable Year arises as a result of an audit by a Taxing Authority of any Covered Taxable Year, such liability shall not be included in determining the Realized Tax Benefit or Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Procedures” shall mean those procedures set forth in Section 8.09 of this Agreement.

“Registration Statement” is defined in the recitals.

“Residual Tax Distribution Amount” means, for any taxable year, the aggregate amount of the Quarterly Distributions (as defined in the Amended LLC Agreement) made to Vantiv to date during such year less the amount reasonably expected to be necessary to pay Vantiv’s tax liability in respect of its ownership interest in Holding to date for such year.

“Revised Schedule” is defined in Section 2.01(e).

“Revised Tax Schedule” is defined in Section 3.03(a).

“Scheduled Termination Date” shall mean the date on which this Agreement would terminate in the absence of an Early Termination Notice (or such other date mutually agreed to by the parties).

“Schedule” means any Tax Schedule.

“Senior Obligations” is defined in Section 6.01 of this Agreement.

“Sharing Percentage” is defined in Section 3.01(a) of this Agreement.

“Short-fall” is defined in Section 3.03(a) of this Agreement.

“Subsidiary” means, as of the relevant date of determination, with respect to any Person, any corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.

“Tax” or “Taxes” means (i) all forms of taxation or duties imposed, or required to be collected or withheld, including, without limitation, charges, together with any related interest, penalties or other additional amounts, (ii) liability for the payment of any amount of the type described in the preceding clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts as a result of being party to any tax sharing agreement (other than this Agreement) or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amount described in the immediately preceding clauses (i) or (ii) (other than an obligation to indemnify under this Agreement).

“Tax Schedule” is defined in Section 2.01(c).

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of state, local or foreign income or franchise Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made).

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Taxing Authority” means the IRS and any other state, local, foreign or other Governmental Entity responsible for the administration of Taxes.

“Tax Return” means any return, filing, report, questionnaire, information statement or other document required to be filed, including amended returns that may be filed, for any taxable period with any Taxing Authority (whether or not a payment is required to be made with respect to such filing).

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions of succeeding provisions) as in effect for the relevant taxable period.

“Vantiv” is defined in the preamble.

“Vantiv LLC” means Vantiv LLC, a Delaware limited liability company.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, NPC will generate an amount of taxable income sufficient to fully use the Pre-IPO NOLs, (2) the utilization of the Pre-IPO NOLs for such Taxable Year will be determined based on the Tax laws in effect on the Early Termination Date and (3) the Federal Income Tax rates and state, local and foreign income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date.

“Vantiv Payment” is defined in Section 6.01 of this Agreement.

“Warrant” is defined in the recitals.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT OR REALIZED TAX DETRIMENT

SECTION 2.01.

(a) Pre-IPO NOLs. NPC, Vantiv and Holding, on the one hand, and the Existing Investors, on the other hand, acknowledge that NPC may utilize the Pre-IPO NOLs to reduce the amount of Taxes that NPC would otherwise be required to pay in the future.

(b) Reserved.

(c) Tax Schedule.  Within [60] calendar days after the filing of the last U.S. state income or franchise Tax Return of NPC for a Covered Taxable Year, Vantiv shall provide to the Existing Investors a schedule substantially in the form of Exhibit A attached hereto (the “Tax Schedule”) showing, in reasonable detail, the computation of the Covered Tax Benefit (if any), the Covered Tax Detriment (if any) and the Tax Benefit Payment (determined in accordance with Section 3.01(b)) (if any) for such Covered Taxable Year.

(d) Procedure. Each time Vantiv delivers to the Existing Investors an applicable Schedule under this Agreement, including any Revised Schedule delivered pursuant to Section 2.01(e), Vantiv shall also (i) deliver work papers providing reasonable detail regarding the computation of the Covered Tax Benefit (if any) and (ii) allow the Existing Investors reasonable access during normal business hours at no cost to the appropriate representatives at Vantiv and NPC in connection with its review of the applicable Schedule and workpapers. Subject to the other provisions of this Agreement, the items reflected on a Schedule shall become final [30] calendar days after delivery of such Schedule to the Existing Investors unless any of the Existing Investors, during such [30] calendar days period, provides Vantiv with written notice of a material objection thereto made in good faith (an “Objecting Existing Investor”). If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within [15] calendar days, Vantiv and the Objecting Existing Investor shall employ the Reconciliation Procedures.

(e) Revised Schedule.  Notwithstanding that the Covered Tax Benefit (if any), the Covered Tax Detriment (if any), and the Tax Benefit Payment (if any) for a Covered Taxable Year may have become final under Section 2.01(d), such items shall be revised to the extent necessary to reflect (i) a Determination, (ii) material inaccuracies in the original computation as a result of factual information that was not previously taken into account, (iii) a material change attributable to a carryback or carryforward of a loss or other tax item, (iv) a material change attributable to an amended Tax Return filed for such Covered Taxable Year or (v) to comply with the expert’s determination under the Reconciliation Procedures (such Schedules, a “Revised Schedule”).

(f) Applicable Principles.  It is the intention of the parties for Vantiv to pay the Existing Investors their pro rata share, based on each Existing Investors Sharing Percentage, of 85% of the additional Covered Taxes that Vantiv would have been required to pay on Tax Returns that have actually been filed but for the use of any Pre-IPO NOLs, and this Agreement shall be interpreted in accordance with such intention. Such amount shall be determined using a “with and without” methodology.

ARTICLE III

TAX BENEFIT PAYMENTS

SECTION 3.01. Payments.

(a) Within [3] Business Days of the Tax Schedule for any Covered Taxable Year becoming final under Section 2.01(d), Vantiv shall pay to the Existing Investors an amount equal to the Tax Benefit Payment (determined in accordance with Section 3.01(b)) multiplied by each Existing Investors’ Sharing Percentage.  Each Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank accounts of the Existing Investors previously designated by such parties to Vantiv.  For purposes of this Agreement, the Existing Investors’ Sharing Percentage shall be as follows:

Advent:  [50.93%]
FIFTH Third:  [48.93%]
JPDN:  [0.14%]

(b) A “Tax Benefit Payment” shall equal, with respect to any Covered Taxable Year, the amount of Covered Tax Benefits, if any, for a Covered Taxable Year;

increased by:

(1) the interest calculated at the Agreed Rate from the due date (without extensions) for filing the NPC Federal income Tax Return with respect to Covered Taxes for such Covered Taxable Year) until the Payment Date; and

(2) any increase in the Covered Tax Benefit or reduction in the Covered Tax Detriment that has become final under Section 2.01(b);

and decreased, but without duplication of amount reimbursed pursuant to Section 3.03, by:

(3) any Covered Tax Detriment for a previous Covered Taxable Year; and

(4) any decrease in the Covered Tax Benefit or increase in the Covered Tax Detriment that has become final under Section 2.01(b);

provided, however, that (i) the amounts described in Section 3.01(b)(2), (3) and (4) above shall not be taken into account in determining a Tax Benefit Payment attributable to any Covered Taxable Year to the extent of such amounts that were taken into account in determining any Tax Benefit Payment in a preceding Covered Taxable Year, (ii) the amounts described in Section 3.01(b)(3) and (4) above shall not be taken into account in determining a Tax Benefit Payment attributable to any Covered Taxable Year to the extent such amounts actually reduced (but not below zero) the Tax Benefit Payment actually made by Vantiv for a previously Covered Taxable Year, and (iii) for the avoidance of doubt, the Existing Investors shall not be obligated to return any portion of any previously made Tax Benefit Payment; and provided further that in calculating the Tax Benefit Payment if, for any Covered Taxable Year when NPC files a consolidated Tax Return with Vantiv, Vantiv is a party to any other agreement pursuant to which Vantiv is obligated to make payments to another party to such agreement the amount of which is determined based on certain Tax benefits available to Vantiv (an “Additional TRA”), the amount of the Realized Tax Benefit under this Agreement shall equal the Pro-Rata Realized Tax Benefit.  For purposes of this paragraph:

“Hypothetical Additional TRA Tax Benefits” shall mean the aggregate amount of relevant Tax benefits calculated under each Additional TRA for purposes of determining amounts owed under such agreements and calculated, in each case, without regard to the existence of this Agreement or any other Additional TRA;

“Hypothetical Realized Tax Benefits” shall mean the Realized Tax Benefits under this Agreement calculated without regard to the existence of tax benefits covered under any Additional TRA;

“Pro-Rata Realized Tax Benefit” shall mean the product of (i) the aggregate amount of relevant Tax benefits calculated under this Agreement and all other Additional TRAs for purposes of determining amounts owed under such agreements but not in excess of the amount of such benefit actually realized by Vantiv (or Holding, but only with respect to Taxes imposed on Holding and allocable to Vantiv) multiplied by (ii) the TRA Ratio; and

“TRA Ratio” shall mean a fraction, the numerator of which is the Hypothetical Realized Tax Benefits and the denominator of which is the sum of the Hypothetical Realized Tax Benefits and the Hypothetical Additional TRA Tax Benefits.

SECTION 3.02. Change of Control.  Notwithstanding Section 3.01, in the event of a Change of Control, if Vantiv had an obligation to make payments pursuant to Section 3.01(a) of this Agreement in either of the two Taxable Years immediately preceding to the Change of Control, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments, shall be calculated by using Valuation Assumptions (1), and (2), substituting in each case the terms “the date on which a Change of Control becomes effective” for “Early Termination Date”.

SECTION 3.03. Increase or Decrease in Future Payments.

(a) In the event that a Tax Schedule is revised pursuant to Section 2.01(d) (a “Revised Tax Schedule”) for any Covered Taxable Year reflecting a decrease in the Realized Tax Benefit for such year and payments have previously been made based on the higher Realized Tax Benefit (either such excess, an “Excess Payment”), future payments, if any, to be made under Section 3.01 shall be reduced by the amount of the Excess Payment until such Excess Payment has effectively been repaid. For the avoidance of doubt, if future payments are insufficient to repay any Excess Payment (a

“Short-fall”), the Existing Investors shall have no obligation to repay to Vantiv any such Short-fall.

(b) Within [3] Business Days of the delivery of a Revised Tax Schedule to the Existing Investors for any Covered Taxable Year, Vantiv shall pay to the Existing Investors an amount equal to the excess, if any, of (x) the amount such person is entitled to receive under this Agreement in respect of the relevant Covered Taxable Year (based on such Amended Tax Benefit Schedule) over (y) the cumulative amount the person actually received in respect of such Covered Taxable Year pursuant to this Agreement.

SECTION 3.04. No Duplicative Payments.  No duplicative payment of any amount (including interest) will be required under this Agreement.

ARTICLE IV

SECTION 4.01. Change Notices.  If NPC receives a 30-day letter, a final audit report, a statutory notice of deficiency or similar written notice from any Taxing Authority with respect to the Tax treatment of any Pre-IPO NOL (a “Change Notice”), which, if sustained, would result in (i) a reduction in the amount of Realized Tax Benefit with respect to a Covered Taxable Year preceding the taxable year in which the Change Notice is received or (ii) a reduction in the amount of Tax Benefit Payments Vantiv will be required to pay to the Existing Investors with respect to Covered Taxable Years after and including the taxable year in which the Change Notice is received, prompt written notice shall be given to the Existing Investors.

ARTICLE V

TERMINATION

SECTION 5.01.    Early Termination and Breach of Agreement.

(a) Vantiv may terminate this Agreement with the approval by a majority of the directors of Vantiv by paying to the Existing Investors an agreed value of payments remaining to be made under this Agreement (the “Early Termination Payment”) as of the date of the Early Termination Notice (as defined below). The Early Termination Payment as of the date of an Early Termination Notice (as defined below) shall equal the present value, discounted at the Early Termination Rate, of all Tax Benefit Payments that would be required to be paid by Vantiv to the Existing Investors during the period from the date of the Early Termination Notice through the Scheduled Termination Date (taking into account the impact of the Early Termination Payment) assuming the Valuation Assumptions are applied.  Upon payment of the Early Termination Payment by Vantiv, Vantiv shall have no further payment obligations under this Agreement, other than for any (a) Tax Benefit Payment agreed to by Vantiv and the Existing Investors as due and payable but unpaid as of the Early Termination Notice and (b) any Tax Benefit Payment due for the Covered Taxable Year ending with or including the date of the Early

Termination Notice (except to the extent that the amount described in clause (a) or (b) is included in the Early Termination Payment).

(b) In the event that Vantiv materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any material payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but shall not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment agreed to by Vantiv and the Existing Investors as due and payable but unpaid as of the date of a breach, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach. Notwithstanding the foregoing, in the event that Vantiv breaches this Agreement, the Existing Investors shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due. In the case of a breach of a material obligation other than an obligation to make a payment, Vantiv will not be considered to have breached such obligation for purposes of this Section 5.01(b) until Vantiv shall have been provided a reasonable opportunity to cure such breach (if capable of cure) and shall have failed to cure such breach.

(c) Vantiv, Holding, NPC and the Existing Investors hereby acknowledge that, as of the date of this Agreement, the aggregate value of the Tax Benefit Payments cannot reasonably be ascertained for Federal Income Tax or other applicable Tax purposes.

SECTION 5.02. Early Termination Notice.  If Vantiv chooses to request early termination under Section 5.01 above, Vantiv shall deliver to the Existing Investors’ Representative a notice (the “Early Termination Notice”) specifying Vantiv’s intention to request early termination and showing in reasonable detail its calculation of the Early Termination Payment (the “Proposed Early Termination Payment”). At the time Vantiv delivers the Early Termination Notice to the Existing Investors’ Representative, Vantiv shall (a) deliver to the Existing Investors’ Representative schedules and work papers providing reasonable detail regarding the calculation of the Proposed Early Termination Payment and a letter from a nationally recognized accounting firm supporting such calculation and (b) allow the Existing Investors’ Representative reasonable access during normal business hours at no cost to the appropriate representatives at Vantiv and NPC and such accounting firm (and the Accounting Firm) in connection with its review of such calculation. Within [30] calendar days after receiving such calculation, the Existing Investors’ Representative shall notify Vantiv whether it agrees to or objects to the

Proposed Early Termination Payment. The Proposed Early Termination Payment shall become final and binding on the parties if the Existing Investors’ Representative agrees in writing to the value of the Proposed Early Termination Payment within such 30 day period (or such shorter period as may be mutually agreed in writing by the parties). If the Existing Investors’ Representative objects, and the Existing Investors’ Representative and Vantiv, for any reason, cannot agree upon the value of the Early Termination Payment within [30] calendar days following Vantiv’s receipt of the Existing Investors’ Representative objection, Vantiv and the Existing Investors shall employ the Reconciliation Procedures as described in Section 8.09 of this Agreement. For the avoidance of doubt, Vantiv shall have no obligation to request early termination under Section 5.01.

SECTION 5.03. Payment upon Early Termination.  Within ten [10] calendar days of an agreement between the Existing Investors and Vantiv as to the value of the Early Termination Payment, Vantiv shall pay to the Existing Investors an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the Existing Investors.

SECTION 5.04. No Other Right of Early Termination.  For the avoidance of doubt, the Existing Investors shall not be entitled to cause an early termination of this Agreement.

ARTICLE VI

SUBORDINATION AND LATE PAYMENTS

SECTION 6.01. Subordination.  Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by Vantiv to the Existing Investors under this Agreement (a “Vantiv Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any debt of Vantiv (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of Vantiv that are not Senior Obligations. For the avoidance of doubt, no Tax Benefit Payment or Early Termination Payment in excess of the Residual Tax Distribution Amount shall be made by Vantiv to the Existing Investors if a distribution by Holding to Vantiv in connection with such payment would be prohibited under Section 6.18(k) of the Loan Agreement.  For the further avoidance of doubt, any payment not made due to the preceding sentence shall not be deemed a breach under Section 5.01(b) of this Agreement unless and until such payment remains unpaid three months after the earliest of (a) the date the Event of Default (as such term is defined in the Loan Agreement and used in Section 6.18(k) of the Loan Agreement) has been waived in accordance with the terms of the Loan Agreement and the borrower is otherwise in pro forma compliance with the covenants set forth in Section 6.22 of the Loan Agreement, (b) the Termination Date (as defined in the Loan Agreement) has occurred, or (c) if payment was prohibited because of the Pro

Forma Basis (as defined in the Loan Agreement) covenant, the date such covenants in Section 6.22 of the Loan Agreement are complied with so long as no other Event of Default exists.

SECTION 6.02. Late Payments by Vantiv.  The amount of all or any portion of a Vantiv Payment not made to the Existing Investors when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Vantiv Payment was due and payable.

ARTICLE VII

NO DISPUTES; CONSISTENCY; COOPERATION

SECTION 7.01. The Existing Investors Participation in Vantiv or NPC Tax Matters.  Except as otherwise provided herein, Vantiv shall have full responsibility for, and sole discretion over, all Tax matters concerning Vantiv, Holding and their respective Subsidiaries (including NPC), including, without limitation, the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, Vantiv shall notify the Existing Investors’ Representative of, and keep the Existing Investors’ Representative reasonably informed with respect to, and the Existing Investors’ Representative shall have the right to participate in (at its own expense) and monitor (but, for the avoidance of doubt, not to control) the portion of any audit of NPC by a Taxing Authority the outcome of which is reasonably expected to affect the Existing Investors’ rights under this Agreement. Vantiv shall provide to the Existing Investors’ Representative reasonable opportunity to provide information and other input to Vantiv and its advisors concerning the conduct of any such portion of such audits.

SECTION 7.02. Reserved.

SECTION 7.03. Reserved.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.01. Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth in Schedule A, or pursuant to such other instructions as may be designated in writing by the party to receive such notice. Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

SECTION 8.02. Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

SECTION 8.03. Entire Agreement; No Third Party Beneficiaries.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 8.04. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to applicable principles of conflict of laws.

SECTION 8.05. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 8.06. Successors; Assignment; Amendments.  The Existing Investors may not assign this Agreement to any person without the prior written consent of Vantiv and the Audit Committee, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, the Existing Investors may pledge some or all of its rights, interests or entitlements under this Agreement to any U.S. money center bank in connection with a bona fide loan or other indebtedness; provided further, however, that the Existing Investors may, without the prior written consent of Vantiv, assign its rights to any of a) a wholly owned Subsidiary of the Existing Investors (or, in the case of Advent, any Advent Stockholder), b) an entity taxed as a partnership, disregarded entity, grantor trust or other flow-through entity for Federal Income Tax purposes that is controlled by the Existing Investors (or, in the case of Advent, the Existing Investors’ Representative, any Advent Stockholder or any general partner of any Advent Stockholder), or c) any Person to which the Fifth Third transfers the Warrant (but only with respect to the Puts associated with the Warrant). Vantiv may not assign any of their rights, interests or entitlements under this Agreement without the consent of the Existing Investors, not to be unreasonably withheld or delayed; provided, however, that Vantiv may assign its rights to a wholly-owned subsidiary of Vantiv without the prior written consent of the Existing Investors; provided, further, however, that no such assignment shall relieve the Existing Investors or Vantiv of any of its obligations hereunder. Subject to each of the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns including any acquirer of all or substantially all of the assets of Vantiv. Any amendment to this Agreement will be subject to approval by a majority of the independent directors of Vantiv, provided, however, that Section 6.01 of this Agreement shall not be amended, changed or modified in such a manner that is materially adverse to the interests of the Lenders (as such term is defined in the Loan Agreement), each of which shall be a third party beneficiary of this Agreement solely for purposes of this last sentence in Section 8.06.

SECTION 8.07. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 8.08. Submission to Jurisdiction; Waivers.  With respect to any suit, action or proceeding relating to this Agreement (collectively, a “Proceeding”), each party to this Agreement irrevocably (a) consents and submits to the exclusive jurisdiction of the courts of the States of New York and Delaware and any court of the U.S. located in the Borough of Manhattan in New York City or the State of Delaware; (b) waives any objection which such party may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have jurisdiction over such party; (c) consents to the service of process at the address set forth for notices in Section 8.01 herein; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable law; and (d) waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Proceeding.

SECTION 8.09. Reconciliation.  In the event that Vantiv and any of the Existing Investors are unable to resolve a disagreement within the relevant period designated in this Agreement, the matter shall be submitted for determination to a nationally recognized expert in the particular area of disagreement employed by a nationally recognized accounting firm or a law firm (other than the Accounting Firm), which expert is mutually acceptable to all parties and the Audit Committee (the “National Expert”). Any costs of the National Expert shall be borne equally by Vantiv and such Existing Investors.  If the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement in the amount proposed by Vantiv and such Tax Return shall be filed as prepared by Vantiv, subject to adjustment or amendment upon resolution. The determinations of the National Expert pursuant to this Section 8.09 shall be binding on Vantiv, Holding, the Existing Investors, the Existing Investors’ Representative and their respective Subsidiaries absent manifest error.

SECTION 8.10. Reserved.

SECTION 8.11. Reserved.

SECTION 8.12. Withholding. Vantiv shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as Vantiv is required to deduct and withhold with respect to the making of such payment under the Code, the Treasury Regulations, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Vantiv, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Existing Investors.

SECTION 8.13. No More Favorable Terms.  No Additional TRA shall provide terms that are more favorable to the person or its affiliates that is a party to such Additional TRA than those provided to the Existing Investors under this Agreement.  In the event that an Additional TRA contains, or is amended to contain, terms that are more favorable to such person than those available to the Existing Investors under this Agreement, Vantiv shall offer to amend this Agreement in order to make such more favorable terms available to the Existing Investors.

SECTION 8.14.   Existing Investors’ Representative.    Each Existing Investor hereby irrevocably appoints AIC as such Existing Investors’ representative with respect to Sections 5.02 and 7.01 of this Agreement and to act on behalf of such Existing Investor in conjunction with any of the reporting provisions contemplated by this Agreement, including the power to give and receive all notices and communications to be given or received under this Agreement and to take all actions which under this Agreement may be taken by the Existing Investors’ Representative.

SECTION 8.15.   Credit Agreement.  Vantiv will not cause or permit any amendment to the Loan Agreement if such amendment relates to payments in connection with either Quarterly Distributions or Tax Receivable Agreements (as such terms are defined in the Loan Agreement, as of the date hereof) and would be adverse to the rights of the Existing Investors under this Agreement without the consent of the Existing Investors.

IN WITNESS WHEREOF, Vantiv and the Existing Investors have duly executed this Agreement as of the date first written above.

Vantiv, Inc.

By
Name:
Title:

Address:

Fifth Third Bank

By
Name:
Title:

Address:

FTPS Partners, LLC

By
Name:
Title:

Address:

Advent International Corporation

By
Name:
Title:

Address:

JPDN Enterprises, LLC

By
Name:
Title:
Address:

SCHEDULE A

Notices

If to Vantiv:	Vantiv, Inc. 8500 Governor’s Hill Drive Symmes Township, Ohio 45249 Attention: General Counsel

With a copy to:	Weil, Gotshal & Manges LLP 100 Federal Street, 34th Floor Boston, Massachusetts 02110 Facsimile No.: (617) 772-8333 Attention: Marilyn French, Esq.

If to Fifth Third Bank or FTPS Partners LLC	Fifth Third Bank 38 Fountain Square Plaza Cincinnati, OH 45263 Facsimile No.: (513) 534-6757 Email: paul.reynolds@53.com Attention: Paul Reynolds.

With a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Facsimile No.: (212) 558- 3588
Email: korrya@sullcrom.com and gladina@sullcrom.com
Attention: Alexandra D. Korry, Esq. and
                 Andrew R. Gladin, Esq

If to Advent, Advent Shareholders or AIC	Advent International Corporation 75 State Street Boston, MA 02109 Attention: James Westra. Esq.

With a copy to:	Weil, Gotshal & Manges LLP 100 Federal Street, 34th Floor Boston, Massachusetts 02110 Facsimile No.: (617) 772-8333 Attention: Marilyn French, Esq.

If to JPDN	If to JPDN: JPDN Enterprises, LLC 4626 151 St. Urbandale, Iowa 50323 Attention: Charles Drucker

With a copy to:	Vantiv, Inc. 8500 Governor’s Hill Drive Symmes Township, OH 45249 Attention: General Counsel

Exhibit A

Vantiv, Inc.

TAX RECEIVABLE AGREEMENT

[Year] Tax Schedule

[Partner A]

	Actual	Proforma
	Per [Year] Tax Returns	Without Basis Adjustment
Taxable Income	[ ]	[ ]
	[ ]	[ ]
Tax Liability	[ ]	[ ]
Foreign	[ ]	[ ]
Federal	[ ]	[ ]
State & Local (net of Credit)	[ ]	[ ]
Total Tax Liability	[ ]	[ ]

Realized Tax Benefit (Detriment)		[ ]
Covered Percentage of Realized Tax Benefit (Detriment)		85%
Covered Tax Benefit (Detriment)		[ ]

Projected Interest at Agreed Rate through [Payment Date]		[ ]

Total Tax Benefit Payment Due		[ ]